Exhibit 5.1

812 San Antonio Street Suite 600 Austin, Texas 78701 Tel 512 • 583 • 5900 Fax 512 • 583 • 5940

May 7, 2021

Origin Bancorp, Inc.
500 South Service Road East
Ruston, Louisiana 71270

Re: Origin Bancorp, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as special counsel to Origin Bancorp, Inc., a Louisiana corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration by the Company of 1,000,000 shares of common stock (the “Shares”) that may be offered and sold, or are otherwise available for issuance, under the terms of the 2021 Origin Bancorp, Inc. Employee Stock Purchase Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act, the Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended.
In connection with this opinion, we have examined and relied upon originals or copies of (1) the Plan; (2) the Registration Statement; (3) the Amended and Restated Articles of Incorporation of the Company; (5) the Bylaws of the Company; (6) certain resolutions of the Board of Directors of the Company; and (7) such other instruments, documents and records as we have deemed necessary, relevant or appropriate for the purposes hereof. We have relied on, and assumed the accuracy of, certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis for the opinions set forth below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.
Based on and subject to the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares to be issued pursuant to purchase rights to be granted under the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Origin Bancorp, Inc.
May 7, 2021

This opinion is based on the laws of the State of Louisiana and the relevant federal law of the United States, and we express no opinion on the laws of any other jurisdiction. No opinion may be inferred or implied beyond the matters expressly stated herein. This opinion speaks only as of its date.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
                        Very truly yours,
                        /s/ Fenimore, Kay, Harrison & Ford, LLP